Exhibit 10.14

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made effective February 1, 2021, (the “Effective Date”).

BETWEEN:

Midas Gold Corp. Suite 890 - 999 West Hastings Street Vancouver, BC Canada V6C 2W2 (hereinafter referred to as the “Company”)
OF THE FIRST PART
AND:	Darren Morgans (hereinafter referred to as the “Consultant”)
OF THE SECOND PART

WHEREAS:

A.	The Consultant is a former employee of the Company and, as such, has experience and expertise relating to the affairs of the Company;
B.	The Company wishes to retain the services of the Consultant on and from the Effective Date to provide advisory services to the Company; and
C.	The Consultant has agreed to provide certain services to the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the representations, covenants and agreements herein, the parties hereto have agreed and do hereby agree as follows:

1.

From February 1, 2021 to March 15, 2021 the Consultant will provide to the Company consulting services (the Services) to finalize transition duties and complete signoff of the 2020 Corporate financial statements. The agreed billing rate for these services will be $1000/day.

2.

From March 16, 2021 to January 31, 2026, the Consultant will provide to the Company consulting Services within the Consultants’ area of expertise and experience where such expertise and experience relates to the Company for no more than a total of one day per month. If additional services are required within the Consultant’s area of expertise and experience and the Consultant is available, the Consultant will be compensated at an agreed upon billing rate of $1000/day.

3.

In consideration for the Consultant providing the services, the Consultant agrees that the incentive stock options granted to the Consultant prior to the Effective Date and still outstanding as at the Effective Date (as detailed in Schedule A) represent sufficient compensation for the Services. The Consultant will not be eligible for any additional incentive stock option grants subsequent to the Effective Date.

4.	This Agreement shall be for a term commencing on the Effective Date and expiring on January 31, 2026 [date of last expiring options] (the “Termination Date”).
5.	The parties specifically agree that the Consultant will only provide the Services on and in response to a specific, written request for the Services issued to the Consultant by the Company.
6.

It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement, and the Consultant does not have any right to make contracts or other legal commitments or obligation for the Company.

7.	It is further agreed that nothing in the Agreement creates or constitutes an employment or employment-type relationship as between the Company and the Consultant.
8.

During the currency of this Agreement and at all times thereafter the Consultant specifically agrees that [he/she] will not disparage the Company, its affiliates, directors, officers, employees, representatives, products, or services; whether verbally, in writing, or otherwise. This clause is in no way intended to impact the Consultant should [he/she] be required to provide truthful testimony to any court or other tribunal in response to a subpoena or other legal process.

9.	This Agreement may be terminated by the Consultant at any time but may only be terminated by the Company prior to the Termination Date with the consent of the Consultant.
10.

Any incentive stock options held by the Consultant are subject to the terms of the Company’s then current Evergreen Incentive Stock Option Plan. For greater certainty, during the term of this Agreement, the Consultant is a “Service Provider” as that term is defined in Company’s stock option plan. Any unvested options held by the Consultant will continue to be eligible for vesting pursuant to their terms.

11.	This Agreement may not be assigned by either party.
12.

Any notice under this Agreement shall be given in writing and delivered to the party to receive such notice at the address of the party indicated on page 1 hereof, or at such other address as any party may hereafter designate by notice in writing. Such notice shall be effective forthwith from the date of delivery.

13.	This Agreement shall be construed under and governed by the laws of the Province of British Columbia.
14.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

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15.

This Agreement may be executed in counterpart and may be delivered by email or other electronic means and each of such counterparts so executed and delivered will be deemed an original and collectively shall constitute one agreement.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the day and year first written above.

MIDAS GOLD CORP.

/s/ Laurel Sayer
Per:	Laurel Sayer
President & CEO

SIGNED by Darren Morgans in the presence of:

/s/ Dominque Voisard	/s/ Darren Morgans
Signature	Darren Morgans

Dominque Voisard
Name
Address

Teacher
Occupation

SCHEDULE A

Consultant’s incentive stock options as of the Effective Date:

Option Cert #	Date of Grant	Date of Vesting	Date of Expiry	Total # of Options Remaining Under this Option Cert.	Exercise Price (Cdn. $)
	Jan 5, 2018	Various	Jan 4, 2023	85,000	0.59
	Jan 4, 2019	Various	Jan 3, 2024	190,000	0.97
	Dec 31, 2019	Various	Dec 30, 2024	215,000	0.62
	Jan 20, 2021	Various	Jan 19, 2026	400,000	1.18